UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Genentech, Inc.

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The following information was posted on the investor relations section of the Genentech website:

GAAP vs. Non-GAAP Reconciliation

2006 & Beyond (excluding Tanox Acquisition)

For Tanox Acquisition special items, see www.gene.com/gene/ir/financials/gaap/tanox.jsp

Recurring Charges related to the Redemption:

GAAP amounts include recurring amortization charges related to the redemption of our callable putable common stock by Roche and the related taxes. On a GAAP basis, these recurring charges are expected to range from approximately $63 million net of tax in 2006 to approximately $7 million on a pretax basis in 2010. The non-GAAP amounts do not include these charges.

Special items — litigation related:

GAAP amounts include expense for interest and bond costs related to the City of Hope judgment and net amounts paid on other litigation settlements currently estimated to be approximately $32 million net of tax in 2006. The Non-GAAP amounts do not include these special items.

Employee Stock-based Compensation Expense:

GAAP amounts include employee stock-based compensation expense associated with Genentech’s adoption of Statement of Financial Accounting Standards No. 123R on January 1, 2006, and we expect the net of tax diluted EPS impact to be in the range of $0.17 to $0.18 per share for 2006.

The income tax provision (benefit) on the above items is calculated based on the income or expense amounts multiplied by our expected effective tax rate.

The GAAP EPS estimates for 2006 and for 2006-2010 include the items listed above as well as any other potential special charges related to existing or future litigation or its resolution, or other changes in accounting principles, all of which may be significant. The non-GAAP EPS estimates for this period exclude the effects of employee stock-based compensation expense, the redemption-related recurring charges, the litigation-related special charges or any of the potential charges described above.

The GAAP R&D and MG&A expense estimates for 2006 include employee stock-based compensation expense. The non-GAAP R&D and MG&A expense estimates for 2006 exclude the effects of employee stock-based compensation expense.

Cash Flow:

Genentech’s free cash flow measure is defined as cash from ongoing operations less gross capital expenditures. Cash from ongoing operations is derived from the “net cash provided by operating activities” line in our consolidated statements of cash flows, but this number may be adjusted for items that would allow the measure to better reflect the operational performance of the Company. These adjustments include, for example, cash receipts or payments related to litigation settlements, investments in trading securities and other potential items, any of which may be significant.

The reconciliation above contains forward-looking statements regarding charges related to the 1999 Roche redemption of Genentech’s stock, litigation-related special items and employee stock-based compensation. Such statements are predictions and involve risks and uncertainties and actual results may differ materially. Among other things, such charges could be affected by a number of factors including a re-valuation of certain intangible assets, greater than expected litigation-related costs, the number of options granted to employees, Genentech’s stock price and certain valuation assumptions concerning Genentech stock. Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this reconciliation.

Special Items – Tanox Acquisition (see www.gene.com/gene/ir/financials/gaap/tanox.jsp)

GAAP vs. Non-GAAP Reconciliation

Special Items – Tanox Acquisition

In 2007, on a GAAP basis, if the acquisition is completed, we expect to take a charge of approximately $0.39 per share, and for the years after 2007, we expect the transaction to be accretive, by approximately $0.01 in 2008 and $0.03 in 2009. On a non-GAAP basis, excluding in-process R&D, amortization of acquisition-related intangibles, recurring charges related to the Roche redemption, litigation-related special items and employee-related stock-based compensation expense, we expect the transaction will likely be neutral to our bottom line in 2007, becoming accretive by approximately $0.03 in 2008, approximately $0.04 in 2009. The actual impact on our GAAP and non-GAAP earnings per share beyond 2009 are expected to increase if our anti-IgE sales continue to grow. All of our EPS estimates for the impact of this acquisition are primarily dependent on anti-IgE sales performance.

Summary of 2007 non-GAAP/GAAP differences:

On a GAAP basis, we expect to take a significant charge of approximately $0.39 per share and on a non-GAAP basis, excluding in-process R&D, amortization of acquisition-related intangibles, recurring charges related to the Roche redemption, litigation-related special items and employee-related stock-based compensation expense, if the acquisition is completed, in 2007 we expect the acquisition to be neutral to our bottom line.

Summary of 2008 and beyond non-GAAP/GAAP differences:

On a GAAP basis, if the acquisition is completed, earnings per share is expected to increase by approximately $0.01 in 2008 and $0.03 in 2009. On a non-GAAP basis, we expect our earnings per share to increase by approximately $0.03 in 2008 and approximately $0.04 in 2009. The actual impact on our GAAP and non-GAAP earnings per share will depend on the sales performance of our anti-IgE business.

The reconciliation above contains forward-looking statements regarding charges related to the Tanox acquisition, the 1999 Roche redemption of Genentech’s stock, litigation-related special items and employee-related stock-based compensation. Such statements are predictions and involve risks and uncertainties and actual results may differ materially. Among other things, such charges could be affected by a number of factors including the failure of certain closing conditions to occur, including FTC or other regulatory actions or delays, increased competition, delay or failure of clinical programs, safety or manufacturing issues, changes in corporate strategy, increased competition, re-valuation of certain intangible assets, greater than expected litigation-related costs, the number of options granted to employees, Genentech’s stock price and certain valuation assumptions concerning Genentech stock. Please also refer to Genentech’s periodic reports filed with the Securities and Exchange Commission. Genentech disclaims, and does not undertake, any obligation to update or revise any forward-looking statements in this reconciliation.